                          SAFEWAY INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)                      EXHIBIT 12.1


                                              24 Weeks                              Fiscal Year
                                      ---------------------   -------------------------------------------------------------
                                        June 19,    June 20,
                                         1999        1998       1998          1997          1996        1995         1994
                                      ---------   ---------   ---------     ---------     ---------   ---------   ---------
Income before income taxes and
    extraordinary loss                $   762.5   $   619.8   $ 1,396.9     $ 1,076.3     $   767.6   $   556.5   $   424.1

Add interest expense                      147.5       104.4       235.0         241.2         178.5       199.8       221.7

Add interest on rental expense (a)         64.6        50.0       108.2          88.5          90.0        87.5        86.6

Less equity in earnings of
    unconsolidated affiliate              (13.2)      (10.4)      (28.5)        (34.9)        (50.0)      (26.9)      (27.3)

Add minority interest in
    subsidiary                              1.7         1.6         5.1           4.4           3.4         3.9         3.0
                                      ---------   ---------   ---------     ---------     ---------   ---------   ---------

    Earnings                          $   963.1   $   765.4   $ 1,716.7     $ 1,375.5     $   989.5   $   820.8   $   708.1
                                      =========   =========   =========     =========     =========   =========   =========



Interest expense                      $   147.5   $   104.4   $   235.0     $   241.2     $   178.5   $   199.8   $   221.7

Add capitalized interest                    3.5         3.2         8.5           5.7           4.4         4.6         2.9

Add interest on rental expense (a)         64.6        50.0       108.2          88.5          90.0        87.5        86.6
                                      ---------   ---------   ---------     ---------     ---------   ---------   ---------

    Fixed charges                     $   215.6   $   157.6   $   351.7     $   335.4     $   272.9   $   291.9   $   311.2
                                      =========   =========   =========     =========     =========   =========   =========

    Ratio of earnings to fixed
       charges                             4.47        4.86        4.88          4.10          3.63        2.81        2.28
                                      =========   =========   =========     =========     =========   =========   =========


(a) Based on a 10% discount factor on the estimated present value of future operating lease payments.